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                                                                  EXHIBIT 10.46



                         OPTION SHARES ESCROW AGREEMENT

         THIS OPTION SHARES ESCROW AGREEMENT ("Agreement") is entered into as of September 29, 1995, by and between George Mitchell, Frederick Franks III, Philip Donnelly (collectively, the "Shareholders") and Core Technologies
(Pennsylvania), Inc., a Delaware corporation (the "Company").

                                    Recitals:

         Whereas, each of the Shareholders have entered into a Stock Purchase Agreement of even date herewith (the "SPA") for the purchase of common stock of the Company from Safeguard Scientifics (Delaware), Inc. ("Safeguard");

         Whereas, Safeguard required, as a condition to entering into the SPA, that the Shareholders and the Company enter into this Agreement and the Shareholders deposit an aggregate of 700,000 shares of the Company's Common Stock (the "Option Shares") into the escrow with the Company created by this Agreement, subject to the Company's right to redeem said shares upon exercise of vested Covered Options (as defined below);

         NOW, THEREFORE, for adequate consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Escrow.

         1.1 The Company hereby acknowledges receipt from the Shareholders of the certificate or certificates evidencing the following number of Option Shares

         George Mitchell                             233,334 shares

         Frederick Franks III                        233,333 shares

         Philip Donnelly                             233,333 shares;

together with Assignments Separate From Certificate in the form attached hereto as Attachment A, duly executed by the Shareholders in blank. Unless redeemed by the Company in accordance herewith, the Option Shares shall be held by the Company in escrow in accordance with the terms and conditions of this Agreement.

         1.2 During the term of this escrow, the Secretary of the Company, or such substitute officer of the Company as may be designated by the Company's board of directors, shall maintain custody of and hold the Option Shares on behalf of the Company, in its capacity as escrow agent under this Agreement.


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Each Shareholder irrevocably appoints the Company as attorney-in-fact for the term of this escrow to execute all documents necessary or appropriate to make negotiable any Option Shares redeemed pursuant to Section 3 and to complete any such redemption transaction.

         1.3 The Company shall act as escrow agent under this Agreement on the following terms and conditions:

                  1.3.1 The escrow agent shall, and shall be obligated to, perform only those duties specifically set forth herein. The escrow agent's duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

                  1.3.2 The escrow agent may rely and shall be protected in relying on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The escrow agent (as well as any officer of the Company appointed pursuant to Section 1.2) shall not be liable for any act done or omitted reasonably and in good faith (and any reliance on or act done or omitted pursuant to the written advice of legal counsel to the Company shall be conclusively presumed to be reasonable and in good faith).

                  1.3.3 It is understood and agreed that should any dispute arise with respect to the redemption of or the delivery and/or ownership or right of possession of the Option Shares held by the escrow agent hereunder, the escrow agent is authorized and directed to retain in the escrow agent's possession, without liability to anyone, all or any part of said securities until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected. However, the escrow agent shall be under no duty whatsoever to institute any such proceedings.

         1.4 Unless and until redeemed by the Company pursuant to and in accordance with Section 3, each Shareholder shall retain beneficial and legal ownership of all the Option Shares deposited by him, and shall be entitled to, and to exercise, all the privileges, rights and benefits of such ownership, including without limitation the right to vote the same and to receive dividends and other distributions thereon.

         2. Grant of Covered Options. The Company has granted, or shall reasonably promptly after the date of this Agreement grant, to employees of the Company other than the Shareholders a total of at least 700,000 options under its existing option plan to purchase common stock of the Company (the "Covered Options"). The Covered Options shall have an exercise price equal to the fair market value of the common stock of the Company at the time of grant (the "Option Price").



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         3. Redemption.

         3.1 If and for so long as they are held in escrow hereunder, the Option Shares shall be subject to redemption by the Company from time-to-time on a one-for-one basis as the Covered Options are exercised as set forth herein. In this regard:

                  3.1.1 If and as those Covered Options which are or become vested are exercised from time-to-time, the Company shall have the right to, and the parties intend that the Company shall, redeem from the Shareholders, pro rata in accordance with the respective number of Option Shares deposited by the Shareholders, an aggregate number of Option Shares equal to the number of shares of Common Stock being purchased by such Covered Option exercise. The Redemption Price of a given Option Share (i.e., the amount payable upon its redemption hereunder), which will be payable by the Company upon exercise of a Covered Option and redemption of a corresponding number of Option Shares, shall be equal to the exercise price per share under the Covered Option whose exercise gives rise to the redemption in question.

                  3.1.2 The Company shall give to the Shareholders a written notice (a "Redemption Notice") in connection with each redemption of Option Shares pursuant hereto. Each Redemption Notice shall, as to each Covered Option then being exercised, (i) certify that said Covered Option was fully vested, had not lapsed or expired, and was validly and properly exercised, except for any such requirements which are waived with respect to such option by the Company's board of directors or its option committee; (ii) identify the person exercising the same, the number of shares of stock being purchased pursuant thereto and the option exercise price per share thereunder; and (iii) state the number of Option Shares being redeemed and the applicable Redemption Price (in total and per share).

                  3.1.3 Each redemption shall occur as described in its respective Redemption Notice, unless the Shareholders object in good faith in writing stating the basis for such objection, at the principal office of the Company on the tenth (10th) business day after the date the Shareholders are given the Redemption Notice. If the Shareholders so object to a redemption, then the Company shall neither effect the closing of the redemption in question nor release the affected Option Shares to the Shareholders until the dispute is resolved by the mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected.

                  3.1.4 At each redemption closing hereunder, the Company shall
(i) transfer to the Company's order (including, if applicable, appropriately filling in and dating the necessary Assignments Separate From Certificate) and/or cancel the correct number of shares and (ii) pay to the Shareholders the



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aggregate Redemption Price for the shares so transferred and/or canceled either by personal delivery of a check to Shareholders or by wire transfer in accordance with the Shareholders' instructions, the payment method to be at the election of the Shareholders.

                  3.1.5 The parties intend that the Company shall exercise the corresponding redemption right set forth in this Section 3 reasonably promptly after each valid exercise of a vested Covered Option. However, the failure of the Company to timely exercise a redemption right hereunder following the valid exercise of a vested Covered Option shall not result in a waiver by the Company of such redemption right or bar a later exercise of such redemption right except as provided in Section 7.1.

                  3.1.6 The Company shall redeem all Option Shares which it has the right to redeem under this Section 3 unless otherwise expressly approved by the Company's board of directors.


         4. Stock Splits, etc. If, from time to time during the term of this Agreement, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding securities of the Company or if there is any consolidation, merger or sale of all, or substantially all, of the assets of the Company, then in such event any and all adjustments or new, substituted or additional securities to which the Shareholder is entitled by reason of its ownership of Option Shares shall be immediately subject to this escrow and the redemption right set forth in Section 3 and shall be "Option Shares" for all purposes of this Agreement with the same force and effect as the shares of stock presently subject to this Agreement, if and provided that the shares of stock under the Covered Options are similarly adjusted or entitled to such new, substituted or additional securities and such adjustments or new, substituted or additional securities are subject to the terms and conditions of the Covered Options agreements between the Company and the optionees thereunder. After each such event, the Option Price per Option Share payable upon exercise of the Covered Option in question shall be appropriately adjusted as well. The Shareholders authorize the Company to deposit into escrow under this Agreement any certificates evidencing any such new, substituted or additional securities subject to this Agreement.

         5. Restriction on Transfer.

         5.1 The Shareholders agree not to sell, transfer, pledge, hypothecate or otherwise dispose of any Option Shares which remain subject to the right of redemption set forth in Section 3, except as set forth in Section 5.2 below.




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         5.2 Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent the Shareholders from making a distribution or transfer of beneficial and legal ownership of any or all the Option Shares, provided that any such distribution or transfer is otherwise in compliance with applicable securities laws and that the transferee(s) agree in writing to be bound by the provisions of this Agreement and delivers to the Escrow Agent such number of Assignments Separate From Certificate in the form of Attachment A, duly executed in blank as the Company may reasonably require. The Shareholders agree to give Company written notice of any distribution or transfer made pursuant to this Section 5.2.

         5.3 The Company shall not be required (i) to transfer on its books any Option Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

         5.4 In no event may the Company assign its rights and delegate its duties under this Agreement, including but not limited to the redemption right set forth in Section 3, without the prior written consent of the Shareholders.

         6. Stock Legends. The certificates representing the Option Shares, if and while subject to the provisions of this Agreement, may be endorsed with the following stock legend (in addition to any other stock legend endorsed thereon):

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RIGHTS OF REDEMPTION AND RESTRICTIONS UPON AND OBLIGATIONS WITH RESPECT TO TRANSFER AS SET FORTH IN AN "OPTION SHARES ESCROW AGREEMENT" BETWEEN THE CORPORATION AND THE ORIGINAL REGISTERED HOLDER OF SAID SHARES, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.

         7. Termination Provisions.

         7.1 If a Covered Option does not fully vest in the option holder, or if a vested Covered Option lapses in whole or part without exercise, then a corresponding number of Option Shares immediately shall cease to be subject to such right of redemption and shall be free of any and all obligation to sell the same to the Company and the certificate(s) for such share(s) promptly shall be delivered to the Shareholders (or as the Shareholders then direct), pro rata in proportion to the respective number of Option Shares deposited by each Shareholder, with any legend endorsed thereon pursuant to Section 6 removed.




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         7.2 This Agreement and the escrow created hereby will automatically terminate upon the date all Option Shares have been either redeemed or released from escrow pursuant to Section 3 or 7; provided, however, (i) if there is then pending an unresolved objection to a redemption hereunder or any other applicable dispute (see Sections 1.3.3 and 3.1.3), then this Agreement shall not terminate until thirty (30) days after such objection or dispute is resolved and
(ii) the Company's obligation to pay in full the Option Price for all Option Shares redeemed hereunder shall survive such termination. If, at the time of such termination, the Company has possession of any documents, securities or other property belonging to Shareholders, it shall promptly deliver all of same to Shareholders.

         8. Miscellaneous.

         8.1 The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

         8.2 Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, deposit with a guaranteed overnight courier, or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to the Shareholders at their addresses set forth in the Company's records, or to the Company as follows:

                           Core Technologies, Inc.
                           110 Summit Drive
                           Exton, PA  19341
                           Attn:  Corporate Secretary

or, in each case, at such other address as such party may designate by written notice to the other party hereto.

         8.3 This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Shareholders, their heirs, executors, administrators, successors and assigns. Safeguard Scientifics (Delaware), Inc. shall be a third party beneficiary of this Agreement, and the parties shall not amend or waive compliance with this Agreement without the consent of Safeguard.

         8.4 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.



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         IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first above written.

CORE TECHNOLOGIES (PENNSYLVANIA),
INC.                                  SHAREHOLDERS:

By: George Mitchell                       George Mitchell
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    George Mitchell, President            GEORGE MITCHELL


   Philip Donnelly                        Frederick Franks
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   PHILIP DONNELLY                        FREDERICK FRANKS III





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